Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

tw telecom Reports First Quarter 2009 Results

— Achieved 35.1% M-EBITDA margin, a 210 basis point expansion year over year —

— Delivered $14 million levered free cash flow, or 5% of revenue —

— Produced $3 million of Net Income, reflecting $0.02 earnings per share1,

representing growth of $0.05 per share year over year —

LITTLETON, Colo. – May 11, 2009 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its first quarter 2009 financial results, including $297.6 million of revenue, $104.4 million in Modified EBITDA2 (“M-EBITDA”) and net income of $2.9 million.

“We performed well in a difficult economic environment, delivering another solid quarter,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We continued to grow revenue, deliver impressive margins and generate solid cash flow while maintaining our strong liquidity. Profitably growing revenue is our top priority as we leverage customer demand for our Ethernet, IPVPN, Internet solutions and our recently launched managed services. We expect ongoing headwinds from the economy, therefore we remain nimble with a very disciplined approach. At the same time we continue to position for the future by investing in the customer experience and strategic development of our network reach and product portfolio.”

Highlights for the First Quarter 2009

•	Grew total revenue 5% year over year and 1% sequentially

•	Grew enterprise revenue 9% year over year and 2% sequentially

•	Grew data and Internet revenue 21% year over year and 4% sequentially

•	Grew M-EBITDA 12% year over year, and was nearly flat sequentially

•	Achieved a 35.1% M-EBITDA margin, a 210 basis point improvement year over year

•	Delivered $14.5 million of levered free cash flow[4], representing 5% of revenue

•	Ended the quarter with $353.2 million in cash and equivalents, and sequentially improved days sales outstanding for receivables and decreased bad debt expense

•

Implemented FASB Staff Position APB 14-1 for convertible debt, which increased non cash interest expense and decreased net income, thereby lowering EPS with various impacts to the balance sheet, including decreasing debt

Business Trends

“We are pleased with our strong margins and continued strong liquidity,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We generated solid revenue growth, which was driven by record fourth quarter sales somewhat offset by persistently higher revenue churn. Coming off that record quarter, our sales started the year at levels below the same period for the prior year, but grew throughout the quarter. Overall, the trends in the business remain steady.”

The Company continues in a strong liquidity position with no significant debt maturities until 2013, $353 million in cash and equivalents, an undrawn revolver, and no financial maintenance covenants unless it draws its revolver5.

Churn

Reflecting the current economic environment, revenue churn6 was 1.3% compared to 1.2% for the prior quarter and 1.1% for the same quarter last year. The Company expects elevated revenue churn to continue to pressure revenue growth.

Customer churn6 was 1.3% for the current and prior quarter, down from 1.4% for the same quarter last year. The majority of the turnover was from small acquired customers that are below the Company’s service profile and the Company expects this churn will continue.

Other items for 2009

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing as well as any seasonal nature of sales and installations, usage, disputes, repricing of contract renewals and ongoing revenue churn. Given the current economic environment, seasonal and other trends may differ from historical experience.

As of January 1, 2009, the Company adopted mandated FASB Staff Position APB 14-1 (“FSP APB 14-1”), which addresses changes in accounting for certain convertible debt instruments. The impact of this pronouncement was to record a discount on the Company’s convertible debt to reflect the fair value at issuance. Adoption of this pronouncement, which was retrospectively applied to all periods presented in its financial statements, increased non cash interest expense, decreased net income, and decreased debt along with other balance sheet impacts. See the Company’s supplemental earnings slides for further details.

Capital Expenditures

Capital expenditures were $73.4 million for the quarter compared to $72.9 million for the prior quarter and $59.6 million for the same period last year. The increase primarily reflects $9.7 million for an opportunistic purchase of fiber assets and other market and collocation expansions, which were driven by customer demand. For 2009, the Company expects total capital expenditures to be approximately $250 to $275 million with the majority of the capital tied to new sales opportunities.

Year over Year Results –First Quarter 2009 compared to First Quarter 2008

Revenue

Revenue for the quarter was $297.6 million compared to $282.6 million for the first quarter last year, representing a year over year increase of $15 million, or 5%. Key changes in revenue included:

•	$19.0 million increase in revenue from enterprise customers, or 9% year over year, representing 27 consecutive quarters of enterprise growth

•	$2.7 million decrease in revenue from carriers. Growth in new sales was outpaced by churn, including $1.5 million lost revenue from one wireless customer, and repricing of renewed customer contracts

•	$1.3 million decrease in intercarrier compensation related primarily to rate reductions

By product line, the percentage change in revenue year over year was as follows:

•	21% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	Voice services, remained relatively unchanged reflecting growth in bundled and other local product sales offset by churn

•	3% decrease for network services, primarily due to churn and repricing for contract renewals primarily related to carrier customers, partially offset by an increase in collocation services

M-EBITDA and Margins

M-EBITDA grew to $104.4 million for the quarter from $93.4 million for the same period last year, a 12% increase, or $11.1 million. The growth in M-EBITDA represents the contribution from revenue growth, cost synergies from network optimization efforts and overall efficiency gains, partially offset with higher bad debt expense.

Operating costs for the quarter increased primarily due to increased network access costs associated with growth in customer installations of service, partially offset by grooming and employee-related cost efficiencies. Operating costs as a percent of revenue were 42% for the current period compared with 43% for the same period last year.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting increased bad debt expense and higher employee costs for incentive based sales compensation due to growth in revenue, partially offset by employee-related cost efficiencies. Bad debt expense was $3.5 million for the quarter and $.9 million for the same period last year, representing 1.2% of quarterly revenue for the current quarter and .3% for the same period last year. SG&A costs as a percent of revenue declined to 25% for the quarter as compared to 26% for the same period last year, reflecting cost efficiencies and scaling of the business.

Modified gross margin7 was 58.7% for the current quarter compared to 57.6% for the same period last year, a 110 basis point improvement. M-EBITDA margin for the quarter was 35.1% as compared to 33.0% for the same period last year, a 210 basis point improvement. The improvement in margins between periods primarily reflects contributions from revenue growth, efficiencies and scaling of the business, partially offset by higher bad debt expense.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income and Loss

For the quarter, the Company achieved a $0.05 per share improvement in EPS with net income of $2.9 million, or $0.02 per share for the current quarter compared to a net loss of $4.8 million, or a loss of $0.03 per share, for the same period last year. Net income for the quarter reflects strong M-EBITDA growth partially offset by increased depreciation. The increase in depreciation represents increased capital investments partially offset by an increase in fully depreciated assets. The impact of adoption of FSP APB 14-1 decreased earnings per share by $0.03 and $0.02 for the current quarter and the same period last year, respectively.

Sequential Results –First Quarter 2009 compared to Fourth Quarter 2008

Revenue

Revenue for the quarter was $297.6 million, as compared to $294.6 million for the fourth quarter of 2008, an increase of $3.0 million, or 1%. Key changes in revenue included:

•	$4.1 million increase in enterprise revenue, representing 2% sequential growth

•	$1.2 million decrease in revenue from carrier customers reflecting new sales offset by repricing of renewed customer contracts and churn

•	$0.1 million increase in intercarrier compensation

By product line, the percentage change in revenue sequentially was as follows:

•	4% increase for data and Internet services, primarily due to continued success with Ethernet and IP based product sales

•	Voice services were relatively unchanged with continued churn offset by increased usage

•	2% decrease in network services, primarily due to ongoing disconnects and contract repricing, partially offset by an increase in collocation services

M-EBITDA and Margins

M-EBITDA was $104.4 million for the quarter, compared to $104.2 million for the prior quarter. The Company experienced a $4.0 million increase in costs from the resetting of payroll taxes and other employee related costs. The Company deferred its annual merit raises one month and therefore expects an additional increase in employee costs by approximately $2.0 million in the second quarter reflecting the full quarter impact.

Operating costs decreased primarily reflecting network optimization efforts, fluctuations in field related costs for fuel, utility and repairs & maintenance, partially offset by higher employee costs related to resetting of payroll taxes and other employee related costs. Operating costs were 42% of revenue for the quarter compared to 43% for the prior quarter.

SG&A costs increased primarily reflecting higher employee costs related to resetting of payroll taxes and other employee related costs partially offset by reduced bad debt expense. Bad debt expense decreased to $3.5 million from $3.9 million sequentially, representing 1.2% and 1.3% of quarterly revenue, respectively. SG&A was 25% of revenue for the current quarter compared to 24% for the prior quarter.

Modified gross margin was 58.7% compared to 57.6% for the prior quarter. M-EBITDA margin was 35.1% for the quarter, compared to 35.4% for the prior quarter. The change in M-EBITDA and margins primarily reflects contributions from revenue growth and lower field costs offset by the increase in employee related costs.

Net Income

For the quarter, the Company reported net income of $2.9 million, or $0.02 per share, compared to net income of $.9 million, or $0.01 per share for the prior quarter. Net income reflects stable M-EBITDA and decreased interest costs. The impact of adoption of FSP APB 14-1 decreased earnings per share by $0.03 and $0.02 for the current quarter and the prior quarter, respectively.

Summary

“Profitably growing revenue is our top priority as we continue to leverage our strategic position, develop new products and actively pursue opportunities to grow our business,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on May 12 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	Net of a decrease in earnings per share for the impact of adoption of FSP APB 14-1, see page 9.

(2)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(3)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs and non cash interest expense & deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5)

The Company does not have any maintenance debt covenants on its current debt instruments unless it draws its unused revolver. Please see the Company’s Form 10-K and other SEC filings for further details.

(6)

The Company defines revenue churn as the average lost recurring monthly billing from disconnects (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover compared to the average monthly customer count.

(7)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2009 and beyond, including expansion plans, growth prospects, churn, business fluctuations, sales activity, timing of sales and installations, expense trends, the impact of accounting changes, seasonality, business trends, repricing of contract renewals, revenue growth, margins and cash flow trends, market opportunities, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended March 31, 2009. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31,
	2009	2008	Growth %
Revenue
Data and Internet services	$112,042	$92,790	21%
Network services	93,866	96,806	-3%
Voice services	83,077	83,073	0%

Service Revenue	288,985	272,669	6%
Intercarrier compensation	8,646	9,915	-13%

Total Revenue	297,631	282,584	5%

Expenses
Operating costs	123,731	120,821

Gross Margin	173,900	161,763
Selling, general and administrative costs	75,820	74,480
Depreciation, amortization, and accretion	73,191	69,859

Operating Income	24,889	17,424
Interest expense (3)	(16,681)	(20,120)
Non cash interest expense and deferred debt costs (2) (3)	(4,777)	(4,386)
Interest income	130	2,686

Income (Loss) before income taxes	3,561	(4,396)
Income tax expense	681	375

Net Income (Loss)	$2,880	($4,771)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$173,900	$161,763
Add back non-cash stock-based compensation expense	725	925

Modified Gross Margin	174,625	162,688	7%

Selling, general and administrative costs	75,820	74,480
Add back non-cash stock-based compensation expense	5,637	5,160

Modified EBITDA	104,442	93,368	12%

Non-cash stock-based compensation expense	6,362	6,085
Depreciation, amortization, and accretion	73,191	69,859
Net Interest expense (3)	16,551	17,434
Non cash interest expense and deferred debt costs (2) (3)	4,777	4,386
Income tax expense	681	375

Net Income (Loss)	$2,880	($4,771)

Modified Gross Margin %	58.7%	57.6%

Modified EBITDA Margin %	35.1%	33.0%

Free Cash Flow:
Modified EBITDA	$104,442	$93,368	12%
Less: Capital Expenditures	73,425	59,637	23%

Unlevered Free Cash Flow	31,017	33,731	-8%
Less: Net interest expense (3)	16,551	17,434	-5%

Levered Free Cash Flow (3)	$14,466	$16,297	-11%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Effective 1/1/09, the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments, which requires retrospective application. Included above is $4.2 million and $3.8 million for the quarter ended March 31, 2009 and 2008, respectively, for adoption of this pronouncement.

(3)	Includes $.6 million reclassification from Interest Expense to Non Cash Interest Expense and Deferred Debt Costs for period ended March 31, 2008.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	March 31, 2009	December 31, 2008	Growth %
Revenue
Data and Internet services	$112,042	$107,538	4%
Network services	93,866	95,577	-2%
Voice services	83,077	82,985	0%

Service Revenue	288,985	286,100	1%
Intercarrier compensation	8,646	8,546	1%

Total Revenue	297,631	294,646	1%

Expenses
Operating costs	123,731	126,229

Gross Margin	173,900	168,417
Selling, general and administrative costs	75,820	70,614
Depreciation, amortization, and accretion	73,191	73,468

Operating Income	24,889	24,335
Interest expense (3)	(16,681)	(18,677)
Non cash interest expense and deferred debt costs (2) (3)	(4,777)	(4,628)
Interest income	130	566

Income before income taxes	3,561	1,596
Income tax expense	681	697

Net Income	$2,880	$899	220%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$173,900	$168,417
Add back non-cash stock-based compensation expense	725	1,206

Modified Gross Margin	174,625	169,623	3%

Selling, general and administrative costs	75,820	70,614
Add back non-cash stock-based compensation expense	5,637	5,240

Modified EBITDA	104,442	104,249	0%

Non-cash stock-based compensation expense	6,362	6,446
Depreciation, amortization, and accretion	73,191	73,468
Net Interest expense (3)	16,551	18,111
Non cash interest expense and deferred debt costs (2)	4,777	4,628
Income tax expense	681	697

Net Income	$2,880	$899	220%

Modified Gross Margin %	58.7%	57.6%

Modified EBITDA Margin %	35.1%	35.4%

Free Cash Flow
Modified EBITDA	$104,442	$104,249	0%
Less: Capital Expenditures	73,425	72,868	1%

Unlevered Free Cash Flow	31,017	31,381	-1%
Less: Net interest expense (3)	16,551	18,111	-9%

Levered Free Cash Flow (3)	$14,466	$13,270	9%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Effective 1/1/09, the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments, which requires retrospective application. Included above is $4.2 million and $4.1 million for the quarter ended March 31, 2009 and December 31, 2008, respectively, for adoption of this pronouncement.

(3)	Includes $.6 million reclassification from Interest Expense to Non Cash Interest Expense and Deferred Debt Costs for period ended December 31, 2008.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	3/31/09	12/31/08	3/31/08
Weighted Average Shares Outstanding (thousands)
Basic	147,853	147,605	146,810

Diluted (2)	148,620	148,194	146,810

EPS prior to impacts of convertible debt accounting	$0.05	$0.03	($0.01)
Adoption of FSP APB 14-1(3)	(0.03)	(0.02)	(0.02)

Basic & Diluted Income (Loss) per Common Share	$0.02	$0.01	($0.03)

	As of
	3/31/09	12/31/08	3/31/08
Common shares (thousands)
Actual Shares Outstanding	149,069	147,774	146,978

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	2,910	1,199	1,576

Options (thousands)
Options Outstanding	13,657	11,956	12,828

Options Exercisable	8,571	7,961	7,403

Options Exercisable and In-the-Money	1,775	1,724	2,691

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

(3)	Effective 1/1/09, the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments, which requires retrospective application. Adoption of this pronouncement included $4.2 million, $4.1 million and $3.8 million for the quarters ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively, for Non Cash Interest Expense and Deferred Debt Costs.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2009	December 31, 2008
ASSETS
Cash and equivalents	$353,212	$352,176
Receivables	85,833	93,662
Less: allowance	(13,274)	(11,271)

Net receivables	72,559	82,391
Other current assets	22,207	20,850
Property, plant and equipment	3,330,115	3,266,868
Less: accumulated depreciation	(2,021,551)	(1,959,958)

Net property, plant and equipment	1,308,564	1,306,910
Other Assets (2)	516,353	519,563

Total	$2,272,895	$2,281,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$39,254	$53,113
Deferred revenue	31,607	30,419
Accrued taxes, franchise and other fees	63,538	64,270
Accrued interest	9,555	17,386
Accrued payroll and benefits	36,322	38,245
Accrued carrier costs	33,465	36,981
Current portion of debt and lease obligations	8,564	7,221
Other current liabilities	24,947	26,115

Total current liabilities	247,252	273,750
Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,750	373,750
Unamortized Discount (2)	(77,397)	(81,418)

Net	296,353	292,332
Floating rate senior secured debt - Term Loan B, due 1/7/2013	586,500	588,000
9 1/4% senior unsecured notes, due 2/15/2014	400,271	400,285
Capital lease obligations	18,005	10,782
Less: current portion	(8,564)	(7,221)

Total long-term debt and capital lease obligations	1,292,565	1,284,178
Long-Term Deferred Revenue	17,457	17,734
Other Long-Term Liabilities	33,120	33,035
Stockholders’ Equity (2)	682,501	673,193

Total	$2,272,895	$2,281,890

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Effective January 1, 2009 the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments. For further details see the Company’s SEC filings and the Company’s supplemental earnings slides.

tw telecom inc.

tw telecom’s Strong Liquidity

As of March 31, 2009:

•        No Near Term Major Debt Maturities

•        Weighted Avg. Cost of Debt of 5.0% (2)(5)

•        No Financial Maintenance Covenants (1)

•        Key Debt Metrics (2)(5)

Net Debt/M-EBITDA: Less than 3x

Interest Coverage: Approx. 6x

•        Over $353 million cash & equivalents

•        Unused $80 million revolver (3)

(1)	The Company has no financial maintenance covenants as of March 31, 2009. There are financial maintenance covenants in the Company’s undrawn revolver which would only apply if drawn.

(2)	Based on annualized results for Q1 2009.

(3)	In January 2009, the Company decreased its revolver by $20 million for that portion of the commitment backed by a failed financial institution.

(4)	See the Company’s SEC filings for a full description of the debt instruments

(5)	Excludes the impact of adoption of FSP APB 14-1 which decreased debt and increased non cash interest expense.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Cash flows from operating activities:
Net Income	$2,880	$899	($4,771)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	73,191	73,468	69,859
Stock-based compensation	6,362	6,446	6,085
Discount on debt, amortization of deferred debt issue costs and other	5,198	5,036	4,410
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	8,681	(6,166)	1,683
Accounts payable, deferred revenue, and other liabilities	(32,486)	15,793	(18,392)

Net cash provided by operating activities	63,826	95,476	58,874

Cash flows from investing activities:
Capital expenditures	(66,159)	(72,868)	(59,637)
Proceeds from sale of assets and other investing activities	5,149	(2,158)	(2,387)

Net cash used in investing activities	(61,010)	(75,026)	(62,024)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options, vesting of restricted stock awards and units, and employee stock purchase plan	(132)	(313)	1,477
Payment of debt and capital lease obligations	(1,648)	(1,648)	(1,640)

Net cash used in financing activities	(1,780)	(1,961)	(163)

Increase (decrease) in cash and cash equivalents	1,036	18,489	(3,313)
Cash and cash equivalents at the beginning of the period	352,176	333,687	321,531

Cash and cash equivalents at the end of the period	$353,212	$352,176	$318,218

Supplemental disclosures of cash flow information:
Cash paid for interest	$25,134	$11,626	$27,546

Cash paid for income taxes	$28	$1,011	$0

Addition of capital lease obligation	$7,266	$0	$0

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$66,159	$72,868	$59,637
Addition of capital lease obligation	7,266	0	0

Total capital expenditures	$73,425	$72,868	$59,637

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2008				2009
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Route Miles
Metro	19,009	19,235	19,477	19,843	20,039
Regional	6,921	6,921	6,922	6,922	6,922

Total	25,930	26,156	26,399	26,765	26,961
Buildings (2)
Fiber connected buildings, on-net	8,587	8,810	9,109	9,422	9,685
Networks
Class 5 Switches	70	69	69	68	68
Soft Switches	36	36	36	36	36
Headcount
Total Headcount	2,883	2,890	2,827	2,844	2,853
Sales Associates	511	517	485	485	486
Customers
Total Customers	31,200	30,663	30,006	29,672	29,256

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents locations to which the Company’s fiber network is directly connected.